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                                                                     EXHIBIT (P)

July ___, 2003

Board of Trustees
Lehman Brothers/First Trust Income Opportunity Fund
399 Park Avenue
New York, New York 10022

To the Board of Trustees:

                  Lehman Brothers Asset Management Inc. ("LBAM") herewith makes a capital contribution to Lehman Brothers/First Trust Income Opportunity Fund (the "Fund"), a Delaware statutory trust, of $100,005.00 as payment of the purchase price for 6,667 shares of beneficial interest of the Fund ("Shares").

                  In connection with such purchase, LBAM represents that such purchase is made for investment purposes by LBAM without any present intention of redeeming or selling such Shares.

                                           Very truly yours,

                                           Lehman Brothers Asset Management Inc.

                                           By: _________________________________
                                           Name:
                                           Title: